UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 10, 2006
CSK AUTO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-13927 (Commission File Number)	86-0765798 (I.R.S. Employer Identification No.)

645 E. Missouri Ave. Suite 400, Phoenix, Arizona	85012
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (602) 265-9200
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURE

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously reported in CSK Auto Corporation’s (the “Company”) Current Report on Form 8-K filed on July 7, 2006, CSK Auto, Inc. (“Auto”), a wholly owned subsidiary of the Company, received a notice from the holders of over 25% in aggregate principal amount of its 3 3/8% Senior Exchangeable Notes due 2025 (the “3 3/8% Notes”) on July 5, 2006 that such holders had accelerated the 3 3/8% Notes as a result of the failure to file the Company’s Annual Report on Form 10-K for its fiscal year ended January 29, 2006 with the trustee for the 3 3/8% Notes before July 2, 2006 (the end of the cure period for the previously disclosed defaults under the indenture governing the 3 3/8% Notes). On July 10, 2006, Auto borrowed an aggregate principal amount of $125 million under its previously announced new Term Credit Agreement (the “Credit Agreement”) to retire all of the $125 million of outstanding 3 3/8% Notes.
The borrowing is guaranteed by the Company and CSKAUTO.COM, Inc. (“AUTO.COM”), a wholly owned subsidiary of Auto, and is secured by a second lien security interest in the inventory and receivables of Auto and the guarantors and by a first lien security interest in substantially all of their other assets. The borrowing is required to be repaid in consecutive quarterly installments, commencing December 31, 2006, in an amount equal to 0.25% of the aggregate principal amount of the loans under the Credit Agreement (the “Term Loans”), with the balance payable in full on the sixth anniversary of the Closing Date (as defined in the Credit Agreement). The Credit Agreement contains, among other things, limitations on liens, indebtedness, mergers, dispositions of assets, investments, payments in respect of capital stock, modifications of material indebtedness, changes in fiscal year, transactions with affiliates, lines of business, and swap agreements. Auto is also subject to financial covenants under the Credit Agreement measuring its performance against standards set for leverage and fixed charge coverage.
The Term Loans bear interest at a base rate or the Eurodollar rate, as defined in the Credit Agreement, plus, in either case, a margin that fluctuates depending upon the rating of the Term Loans.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSK Auto Corporation

By: /s/ RANDI VAL MORRISON
Randi Val Morrison
Vice President, General Counsel and
Secretary
DATED: July 14, 2006